K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

July 14, 2017

Eagle Series Trust
880 Carillon Parkway
St. Petersburg, FL 33716

Ladies and Gentlemen:

We have acted as counsel to Eagle Series Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Massachusetts Trust”), in connection with the registration statement on Form N-14 (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Massachusetts Trust and Carillon Series Trust, a Delaware statutory trust (the “Delaware Trust”), on or about July 14, 2017.  The Registration Statement is being filed to register under the Securities Act of 1933, as amended (the “Securities Act”) the Class I shares of beneficial interest in the Carillon Scout International Fund, Carillon Reams Low Duration Bond Fund, Carillon Scout Mid Cap Fund and Carillon Scout Small Cap Fund, and the Class I and Class Y shares of beneficial interest in the Carillon Reams Core Bond Fund, Carillon Reams Core Plus Bond Fund and Carillon Reams Unconstrained Bond Fund, each a series of the Massachusetts Trust and of the Delaware Trust (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization and Termination (the “Agreement”) to be entered into by either the Delaware Trust or the Massachusetts Trust, on behalf of its Acquiring Funds, and Scout Funds (the “Acquired Trust”), on behalf of its Scout International Fund, Scout Low Duration Bond Fund, Scout Mid Cap Fund, Scout Small Cap Fund, Scout Core Bond Fund, Scout Core Plus Bond Fund and Scout Unconstrained Bond Fund series (each, an “Acquired Fund” and collectively, the “Acquired Funds”).

The Agreement provides for (1) the transfer of all the assets of each Acquired Fund to the corresponding Acquiring Fund in exchange solely for Shares of the Acquiring Fund having an aggregate net asset value equal to the Acquired Fund’s net assets and the Acquiring Fund’s assumption of all the liabilities of the Acquired Fund, (2) the distribution of the Shares pro rata to the Acquired Fund’s shareholders in exchange for their shares of the Acquired Fund and in complete liquidation thereof, and (3) the termination of the Acquired Fund, all on the terms and conditions set forth in the Agreement (collectively, the “Reorganizations”).  It is anticipated that the Massachusetts Trust will reorganize with and into the Delaware Trust (the “Redomiciliation”) before the closing date of the Reorganizations and that the Delaware Trust, on behalf of its Acquiring Funds, will enter into the Agreement with the Acquired Trust.  If, however, the Redomiciliation has not taken place prior to the closing date of the Reorganizations, the Massachusetts Trust, on behalf of its Acquiring Funds, will enter into the Agreement with the Acquired Trust and the Reorganizations will occur between the Acquired Funds and the Massachusetts Trust’s Acquiring Funds.

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This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)
the combined proxy statement and prospectus, including the form of the Agreement attached as Appendix A thereto, and statement of additional information (collectively, the “Proxy Statement/Prospectus”) filed as part of the Registration Statement;

(ii)	the Massachusetts Trust’s declaration of trust and bylaws in effect on the date of this opinion letter; and
(iii)
the resolutions adopted by the trustees of the Massachusetts Trust relating to the Registration Statement, the establishment and designation of its Acquiring Funds and their Shares of each class, and the authorization for issuance and delivery of these Shares pursuant to the Agreement.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Massachusetts Trust.  We have not independently established any of the facts on which we have so relied.
For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Massachusetts Trust are actually serving in such capacity, and that the representations of officers of the Massachusetts Trust are correct as to matters of fact.  We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the Commonwealth of Massachusetts and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
Based upon and subject to the foregoing, it is our opinion that, if and when the Massachusetts Trust, on behalf of its Acquiring Funds, enters into the Agreement with the

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Acquired Trust, on behalf of the Acquired Funds, (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to an Acquired Fund in accordance with the terms and conditions of the Agreement, will be validly issued, and (2) the shareholders of the Acquired Fund receiving the Shares in exchange for their shares in the Acquired Fund and in complete liquidation of the Acquired Fund as provided by the Agreement will have no obligation to make any further payments for the receipt of their Shares or contributions to the Massachusetts Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm’s name under the heading “Additional Services to the Funds” in the Proxy Statement/Prospectus.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ K&L Gates LLP